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                                                                    Exhibit 99.1

LEARN2.COM SECURITIES LISTED ON OVER THE COUNTER BULLETIN BOARD

WHITE PLAINS, N.Y., Aug 2, 2001 (BUSINESS WIRE) -- Learn2.com, Inc., a learning services provider, announced today the Company's common stock will be listed immediately on the Over The Counter Bulletin Board and is expected to continue to trade under the symbol "LTWO." The Company received formal notification from Nasdaq that the Company was not in compliance for continued listing on the Nasdaq National Market due to the price of its common stock. Stephen P. Gott, Learn2 president and chief executive officer, said, "While we are disappointed with Nasdaq's decision to remove our securities from the Nasdaq National Market, this change in listing does not alter our strategy or commitment to complete our merger with E-Stamp Corporation, subject to shareholder approval, by the end of September this year."

About Learn2

Learn2 creates and distributes e-learning products and provides complementary services for corporate, government, educational and individual clients. The Learn2 suite of products offers hundreds of off-the-shelf courses that allow interactive multimedia and animated courseware to be accessed instantly on the Web. These courses are also delivered on CD-ROM and video. The Learn2 Web site is home to an e-learning community that provides tips and step-by-step instructions on a broad spectrum of skills, activities and tasks, as well as immediately accessible multimedia tutorials. Corporations have access to the same high quality tutorials through Learn2University, which includes additional features such as reporting and administration. For more information, call 800-214-8000. Learn2 is located at www.learn2.com and Learn2University is located at www.learn2university.com.

Forward-Looking Statements

This news release contains forward-looking statements, which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statement, including the probability of the completion of the merger agreement with E-Stamp Corporation. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.

CONTACT:          KCSA Public Relations Worldwide, New York
                  Bob Giordano, 212/896-1289
                  rgiordano@kcsa.com
                  Michael Cimini, 212/896-1233
                  mcimini@kcsa.com
                  Fax: 212/697-0910